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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

We consent to the incorporation by reference in Registration Statement Nos. 33-8518, 33-8519, 33-43913 and 333-33583 of Nanometrics Incorporated on Form S-8 of our report dated February 13, 1998 (March 30, 1998 as to the last paragraph of Note 12), appearing in this Annual Report on Form 10-K of Nanometrics Incorporated for the year ended December 31, 1997.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the consolidated financial statement schedule of Nanometrics Incorporated, listed in Item 14(a)(2). This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.
In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP


San Jose, California
March 30, 1998